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                                                                    EXHIBIT 10.1
                                                                    ------------

                          SUBORDINATED PROMISSORY NOTE

$2,000,000.00                                              Date:  March 28, 1997

     FOR VALUE RECEIVED, AUSTIN PRODUCTS, INC., a Texas corporation (herein called "Maker"), promises to pay to the order of EKCO CONSUMER PLASTICS, INC., a Massachusetts corporation (herein together with any successors or assigns collectively called "Payee"), in Worcester County, Massachusetts, the principal sum of Two Million and No/100 Dollars ($2,000,000.00), together with interest on the unpaid principal balance from time to time outstanding at a rate of ten percent (10%) per annum.

     1. PAYMENT. Principal and interest to be paid as follows:

          a. INTEREST ONLY PERIOD. Interest only on the outstanding principal balance shall be due and payable in quarterly installments of $50,000, beginning on June 30, 1997, and continuing thereafter on the last day of each succeeding September, December, March and June, through and including March 31, 1999.

          b. PRINCIPAL AND INTEREST PAYMENTS. After March 31, 1999, the outstanding principal balance shall be due and payable in twelve (12) equal quarterly installments of principal PLUS interest, commencing on June 30, 1999, and continuing thereafter on the last day of each succeeding September, December, March and June, with the final payment of all outstanding principal and accrued interest thereon due on March 31, 2002.

     2. PREPAYMENT. Maker shall be entitled to prepay all or any part of the principal of this Note prior to the date of maturity without premium or penalty. All payments on this Note shall be applied first to the payment of the Payee's costs and expenses, if applicable, second to the payment of the accrued and unpaid interest, and then to the reduction of the principal balance hereof (applied to the principal installments hereunder in inverse order of maturity). Any prepayment shall not affect the obligation of Maker to make the scheduled payments described above, if on each scheduled payment date the unpaid principal balance thereof plus accrued interest is equal to or greater than the amount of the scheduled payments.

     3. DEFAULT. The occurrence and continuance of any of the following specified events shall constitute an "Event of Default:"

          (a) The failure to make any payment of interest,

SUBORDINATED
PROMISSORY NOTE                      -1-                                   EKCO


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principal or other amounts due pursuant to the terms of this Note on the due date thereof (other than as a result of the suspension of payments as permitted under the subordination provisions of Paragraph 5 below).

          (b) The Maker shall commence a voluntary case under 11 U.S.C. [section]101 ET. SEQ. (the "Bankruptcy Code") or any foreign, federal or state bankruptcy, insolvency or other similar law or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary bankruptcy or similar case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or the taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property, or the making by the Maker of any assignment for the benefit of creditors, or the admission by the Maker in writing of its inability to pay its debts as such debts become due.

          (c) A court shall enter a decree or order for relief in respect of the Maker in an involuntary case under the Bankruptcy Code or any applicable foreign, federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed or dismissed within 60 days of the entry thereof, or a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other person having similar powers over the Maker, or over all or a substantial part of its property, shall have been entered.

     Upon the occurrence and continuance of any Event of Default hereunder, (i) the principal of and accrued interest on this Note may be declared to be immediately due and payable, PROVIDED, HOWEVER, in the case of an Event of Default described in paragraphs (b) or (c) above, the principal of and accrued interest on this Note shall immediately become due and payable by the Maker without notice, action or election by the Payee, (ii) any other amounts payable by the Maker hereunder shall automatically become immediately due and payable by the Maker, and (iii) the Payee may enforce any of its rights granted pursuant to applicable law or equity, all of which shall be cumulative and not exclusive, and may be exercised singly, repetitively, in any combination, and in any order.

     4. INTEREST ON PAST DUE FUNDS. All past due principal of, accrued interest on and other charges due under this Note shall bear interest, from the due date until paid, at a rate equal to the lesser of: (i) 14% and (ii) the highest rate Payee is then entitled lawfully to charge under applicable law.

     5. UNSECURED NOTE; SUBORDINATION. Payee acknowledges and agrees that the indebtedness evidenced by this Note is unsecured

SUBORDINATED
PROMISSORY NOTE                        -2-                                  EKCO


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and is subordinate to all "Primary Secured Debt" as provided herein. As used herein, the term "PRIMARY SECURED DEBT" shall mean the secured indebtedness described in the following clauses (whether outstanding at the date hereof or hereafter incurred or created), including unpaid principal and unpaid interest on such secured indebtedness as well as other obligations arising under the promissory notes, loan agreements, deeds of trust, and security agreements securing such secured indebtedness, and costs of collection, reasonable attorneys' fees, and court costs relating to such secured indebtedness: (i) all secured indebtedness of Maker to its senior secured lenders, currently COMERICA BANK-Texas, providing primary financing for Maker's equipment, inventory and working capital needs (or any successors or assigns of the foregoing); and (ii) increases, renewals, extensions, refinancing, and refunding of any of the foregoing with senior secured lenders. If any payments under this Note would result in Maker being in "Default" (herein so called) under any Primary Secured Debt instrument (including without limitation, any "Subordination Agreement", herein so called, executed by Payee) or if Maker is otherwise in "Default" (either a payment or covenant default) under any Primary Secured Debt instrument, then payments under this Note shall be suspended for up to 120 days for a payment Default and 90 days for a covenant Default (in either case, a "Suspension Period"); provided (i) the suspension shall only apply to that portion of the payment which would trigger the Default unless the Default is a covenant Default or the Subordination Agreement executed by Payee bars all payments during the Suspension Period, and (ii) at the end of the Suspension Period, or if earlier as soon as payments can be made within the Suspension Period without Maker being in such Default, such payment(s) shall resume immediately (with all previously suspended payments being paid as soon as possible, without triggering additional Defaults under the Primary Secured
Debt). During any Suspension Period, Maker shall provide within fifteen (15) days of the date of the commencement of the suspension, a written explanation detailing the reasons for such suspension. Notwithstanding anything contained herein to the contrary, a new Suspension Period can not commence prior to the expiration of thirty (30) days after the end of any previous Suspension Period. Payee promises at any time and from time to time prior to the payment in full of all amounts due under this Note to execute promptly one or more Subordination Agreements in favor of any holder of Primary Secured Debt in conformity herewith. During the term hereof, Maker shall timely deliver to Payee copies of the unaudited (and audited, if applicable) consolidated, financial statements of its parent corporation, Alpha Holdings, Inc., as delivered to is primary secured lenders from time to time.

     6. COLLECTION COSTS. The Maker agrees to pay on demand

SUBORDINATED
PROMISSORY NOTE                        -3-                                 EKCO



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all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred or paid by the Payee in enforcing this Note.

     7. PLACE OF PAYMENT. All payments hereunder shall be made to Payee at     ,
or at such other address as Payee may from time to time designate in writing to Maker.

     8. NO WAIVER OF RIGHTS. Payee's partial or complete exercise, delay, or failure to exercise any of the options, rights, or powers granted to Payee hereunder shall not constitute a waiver of the right to exercise the same or any other option, right, or power at any subsequent time. Any rights or options of Payee hereunder shall not be affected by any renewal or extension in the time of payment hereof, or by any release or change in any security for the payment of this Note, or by the acceptance in advance of due date of any payment hereunder, or by any acceptance of a payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment regardless of the number of such renewals, extensions, releases, changes, or acceptances.

     9. WAIVER OF NOTICE. Maker, and each surety, endorser, guarantor, and other party liable for the payment of any sums of money payable on this Note, severally waive presentment and demand for payment, protest, and notice of protest, notice of intent to accelerate, notice of acceleration, and nonpayment and all other notices in connection with this Note.

     10. LAWS GOVERNING. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

     11. HEADINGS. The titles and headings of paragraphs are included for convenience of reference only and are not to be considered in construing the provisions of this Note.

     12. COURSE OF DEALING; ENTIRE AGREEMENT. No course of dealing or other conduct, no oral agreement or representation made by the Payee, or usage of trade shall operate as a waiver of any right or remedy by the Payee. This Note contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes every course of dealing, other conduct, oral agreement or representation previously made by the Payee. No waiver, amendment or forbearance of any of the terms of this Note, or the rights and remedies of the Payee hereunder, shall be effective unless made specifically in a writing signed by the Payee.

     13. SUCCESSORS AND ASSIGNS. The Note is a binding obligation enforceable against the Maker and its successors and

SUBORDINATED
PROMISSORY NOTE                        -4-                                 EKCO


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assigns and shall inure to the benefit of the holder hereof and its successors and assigns. This Note may be assigned by the Payee without the consent of the Maker.

     14. SEVERABILITY. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Note shall be unenforceable in any respect, than such provision shall be deemed limited to the extent that such court deems it enforceable, and the remaining provisions of this Note shall nevertheless remain in full force and effect.

     15. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a part may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

     If to the Maker:  Austin Products, Inc.
                       1500 Three Lincoln Centre
                       5430 LBJ Freeway
                       Dallas, TX  75240
                       Attn:  President
                       Fax No.: (972) 701-0530

     With a copy to:   KRONEY SILVERMAN MINCEY, INC.
                       1210 Three Forest Plaza
                       12221 Merit Drive
                       Dallas, TX  75251
                       Attn:  James M. Mincey, Jr., Esq.
                       Fax No.: (972) 701-0307

     If to the Payee:  Ekco Group, Inc.
                       98 Spit Brook Road, Suite 102
                       Nashua, NH  03062
                       Attn:  Chief Executive Officer
                       Fax No.: (603) 888-1427

     With a copy to:   Ekco Group, Inc.
                       98 Spit Brook Road, Suite 102
                       Nashua, NH  03062
                       Attn:  Jeffrey A. Weinstein, Esq.
                       Fax No.: (603) 888-1427

     And to:           Mintz, Levin, Cohn, Ferris,
                       Glovsky and Popeo, P.C.
                       One Financial Center
                       Boston, MA  02111

SUBORDINATED
PROMISSORY NOTE                        -5-                                 EKCO


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                       Attn:  Peter F. Demuth, Esq.
                       Fax No.: (617) 542-2241

EXECUTED as of the date first above written.

                                 Maker:

                                 AUSTIN PRODUCTS, INC.



                                 By: /s/ Jack R. Rigby
                                     ----------------------------
                                     Jack R. Rigby, President



SUBORDINATED
PROMISSORY NOTE                        -6-                                EKCO